Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

                                                                             Exhibit 99.1

Release date: July 18, 2013	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2013 THIRD QUARTER
•	GAAP EARNINGS OF $0.65 PER SHARE; 12.1% INCREASE OVER LAST YEAR
•	ADJUSTED EARNINGS OF $0.72 PER SHARE; 10.8% INCREASE OVER LAST YEAR
•	SALES INCREASED 10.2% COMPARED TO A YEAR AGO
•	QUARTERLY DIVIDEND OF $0.10 PER SHARE DECLARED

PITTSBURGH, PA, JULY 18, 2013 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended June 30, 2013.

Net income attributable to the Company increased to $18.0 million for the fiscal 2013 third quarter, compared to $16.3 million for the same quarter a year ago.  Earnings per share for the fiscal 2013 third quarter were $0.65 per share, compared to $0.58 per share for the third quarter of fiscal 2012.  Earnings for both periods were impacted by unusual items which, during the current quarter, primarily included charges in connection with the Company’s recent cost-structure initiatives.  In addition, the fiscal 2013 third quarter included a net gain from acquisition-related items resulting primarily from a favorable adjustment to contingent consideration in connection with a previous acquisition.  The fiscal 2012 third quarter included a favorable income tax adjustment of $0.02 per share related to the closure of certain prior tax periods.  Excluding these adjustments, earnings per share for the fiscal 2013 third quarter were $0.72 per share, compared to $0.65 per share for the third quarter of fiscal 2012, representing an increase of $0.07 per share, or 10.8% (a reconciliation of non-GAAP financial information is provided in the table below).

The Company reported consolidated sales of $250.7 million for the fiscal 2013 third quarter, compared to $227.5 million a year ago, representing an increase of $23.2 million, or 10.2%.  The increase in consolidated sales for the fiscal 2013 third quarter principally resulted from the benefit of recent acquisitions and higher sales in the Funeral Home Products segment.

Matthews International Corporation                                                                                     2 of 5                                                      July 18, 2013

Consolidated sales for the nine months ended June 30, 2013 were $732.7 million, compared to $670.2 million a year ago, representing an increase of $62.4 million, or 9.3%.  Net income attributable to the Company for the first nine months of the current fiscal year was $40.4 million, or $1.46 per share.  On a non-GAAP adjusted basis, year-to-date earnings for the current year were $1.75 per share.  Net income attributable to the Company was $42.9 million, or $1.51 per share, for the first nine months last fiscal year.  On a non-GAAP adjusted basis, year-to-date earnings were $1.73 per share a year ago.

For the Memorialization group, the Funeral Home Products segment reported higher sales for the fiscal 2013 third quarter, compared to a year ago, as a result of an increase in unit volume of caskets and an improvement in product mix.  Sales for the Cemetery Products segment also increased for the current quarter, primarily reflecting the acquisition of Everlasting Granite (acquired in May 2012).  The Cremation segment reported a decrease in sales for the fiscal 2013 third quarter reflecting higher equipment sales in the United States, which were offset by a decline in international sales.

For the Brand Solutions group, the Graphics Imaging segment reported higher sales for the fiscal 2013 third quarter, compared to the same quarter a year ago, resulting principally from the acquisition of Wetzel Holding AG in November 2012.  Sales for the Marking and Fulfillment Systems segment were also higher than a year ago mainly attributable to the acquisition of Pyramid Controls (December 2012).  Fiscal 2013 third quarter sales for the Merchandising Solutions segment decreased from last year on lower volume, which was impacted by several projects that were delayed by customers.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our consolidated results for the current quarter (on an adjusted basis) were in line with our internal expectations.  The key demographics for Memorialization (U.S. death rates) continued to favorably affect this group as the operating results of the Funeral Home Products segment increased and our Cemetery Products sales improved with the seasonal increase in its markets.  The Cremation segment also reported higher operating results in the U.S. for the recent quarter, which were offset by a decline in Europe and the impact of unusual charges.

Overall operating results for the Brand Solutions group improved for the current quarter.  Our recent acquisitions are performing well and contributed to third quarter operating results.  In addition, European markets were relatively stable overall for this group during the current quarter; however, recent softness in our U.S. and Chinese markets was a challenge.  Several projects for this group anticipated for the third quarter were recently delayed.

Matthews International Corporation                                                                                       3 of 5                                                                July 18, 2013

“We continue to move forward with our cost-structure initiatives, as evidenced by the level of unusual charges. The benefits of these projects are expected to begin toward the end of next quarter and into fiscal 2014.  Also, as we reported last quarter, the recent ERP implementation issues within our Cemetery Products business are behind us and we are now working to maximize the benefits of this system, including the launch of a new e-services capability for our customers.

Mr. Bartolacci further stated:  “In November 2012, we provided guidance that adjusted (non-GAAP) earnings per share were projected to be in the range of $2.45 to $2.55 for fiscal 2013.  Based on our year-to-date fiscal 2013 operating results and our current forecasts, we are still projecting our adjusted results to be in this range.”

*           *           *           *

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.10 per share on the Company’s common stock for the quarter ended June 30, 2013.  The dividend is payable August 12, 2013 to stockholders of record July 29, 2013.

*           *           *           *

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                       4 of 5                                                                July 18, 2013

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Sales	$250,652	$227,478	$732,651	$670,236
Cost of sales	(159,261)	(139,769)	(466,420)	(419,825)
Gross profit	91,391	87,709	266,231	250,411
Selling and administrative expenses	(60,631)	(60,196)	(193,902)	(178,686)
Operating profit	30,760	27,513	72,329	71,725
Other income (deductions), net	(3,838)	(3,307)	(11,468)	(6,900)
Income before income taxes	26,922	24,206	60,861	64,825
Income taxes	(9,024)	(7,821)	(20,905)	(21,828)
Net Income	17,898	16,385	39,956	42,997
Non-Controlling Interests	93	(60)	482	(129)
Net Income attributable to Matthews	$17,991	$16,325	$40,438	$42,868
Earnings per Share – Diluted	0.65	0.58	1.46	1.51

Matthews International Corporation                                                                                       5 of 5                                                                July 18, 2013

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,		Projected Fiscal 2013
	2013	2012	2013	2012
Earnings per share, as reported	$0.65	$0.58	$1.46	$1.51	$2.04 - $2.17
Pension and postretirement expense adjustment (1)	0.04	0.05	0.13	0.15	0.18
Cost-structure initiatives and other charges	0.10	--	0.19	0.03	0.23 - 0.26
Intangible asset impairment	--	--	0.04	--	0.04
ERP implementation costs	--	0.02	0.03	0.04	0.03
Acquisition-related items	(0.07)	0.02	(0.10)	0.02	(0.10)
Income tax adjustments	--	(0.02)	--	(0.02)	--
Earnings per share, as adjusted	$0.72	$0.65	$1.75	$1.73	$2.45 - $2.55

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.